Exhibit 99.1

FIRST SECURITYFED

FINANCIAL, INC.

FOR IMMEDIATE RELEASE

April 28, 2003

CONTACT:

Peter Ilnyckyj – V.P. Investor Relations

Phone # (773) 772-4500

FIRST SECURITYFED FINANCIAL, INC.  ANNOUNCES

1st QUARTER RESULTS

Chicago, IL  - April 28, 2003 - (NASDAQ-FSFF) - First SecurityFed Financial, Inc., (the “Company”) the holding company for 1st Security Federal Savings Bank, (the “Bank”), announced earnings of $0.55 per share for the quarter ended March 31,2003, an increase of 6% over $0.52 per share for the same period of 2002. Diluted earnings per share was $0.53 for the quarter ended March 31, 2003 as compared to $0.51 for the prior year quarter.

Net income for the quarter ended March 31, 2003 was $2.0 million compared to net income of $1.9 million for the quarter ended March 31, 2002. The increase in net income is attributed to a lower cost of funds which resulted in an increase in net interest income of approximately $366,000. The decrease in the average cost of funds was largely a result of the decreasing rate environment throughout 2002. The increase in net interest income was partially offset by an increase in noninterest expense of $283,000.

The Company’s deposits increased to $296.4 million at March 31, 2003 from $290.6 million at December 31, 2002, an increase of $5.8 million. The Company’s total assets at March 31, 2003 totaled $470.5 million compared to $464.3 million at December 31, 2002, an increase of $6.2 million.

Non-performing assets at March 31, 2003 totaled $2.4 million or 0.50% of assets as compared to $1.3 million or 0.29% at March 31, 2002. The Company’s efficiency ratio, a measure of operating efficiency, as of March 31, 2003 remains one of the lowest in our industry at 0.38%.

Shareholders equity as of March 31, 2003 was $77.8 million which is equivalent to 16.5% of total assets. Book value at March 31, 2003 was $21.60 per share as compared to $19.64 on March 31, 2002.

First SecurityFed Financial is headquartered in Chicago with 4 offices located in the Chicago Metropolitan area and one branch in Philadelphia, Pennsylvania. Financial highlights of the Company are attached. For additional information see our website www.1stsecfed.com.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S, Government, including of the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand  for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

FIRST SECURITYFED FINANCIAL, INC.

SELECTED FINANCIAL INFORMATION

(Unaudited)

	March 31, 2003	December 31, 2002

(In thousands)

Selected Financial Condition Data
Total assets	$470,462	$464,301
Cash and cash equivalents	21,380	27,817
Loans receivable, net	299,935	301,642
Securities	121,194	111,754
Deposits	296,397	290,612
Advances from Federal Home Loan Bank	91,990	92,105
Shareholders’ equity	77,769	75,932

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
	(In thousands)

Selected Operations Data
Total interest income	$7,632	$7,632
Total interest expense	2,846	3,212
Net interest income	4,786	4,420
Provision for loan losses	21	30
Net interest income after provision for loan losses	4,765	4,390
Noninterest income	267	200
Noninterest expense	1,933	1,650
Income before taxes	3,099	2,940
Income tax provision	1,145	1,033
Net income	$1,954	$1,907

Selected Financial Ratios (1)	March 31, 2003	March 31, 2002
Return on average assets	1.67%	1.76%
Return on average equity	10.15	10.45
Average equity to average assets	16.48	16.82
Interest rate spread during the period	4.04	3.62
Net interest margin	4.52	4.30
General and administrative expenses
to average assets	1.66	1.52
Efficiency ratio(2)	.38	.36
Basic per share	$.55	$.52
Diluted	.53	.51

As of March 31,2003	As of March 31,2002

Book value per share(3)

$

21.60

$

19.64

(1)           All applicable quarterly ratios reflect annualized figures.

(2)           The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)           Total equity divided by shares outstanding excluding unearned ESOP and undistributed stock awards shares.